Exhibit 10.1

TEMPORARY COMMITMENT INCREASE AGREEMENT

THIS TEMPORARY COMMITMENT INCREASE AGREEMENT (this “Agreement”) is made as of December 22, 2014, by and between WALKER & DUNLOP, LLC (the “Borrower”), and BANK OF AMERICA, N.A., as credit agent (in such capacity, the “Credit Agent”), and as the sole lender as of the date hereof under the Loan Agreement (as hereafter defined) (in such capacity, the “Lender”).

R E C I T A L S

The Borrower, the Credit Agent, and the Lender are parties to, among other documents, instruments, and agreements, that certain Warehousing Credit and Security Agreement dated as of September 4, 2012 (as amended, supplemented, or otherwise modified to the date hereof, the “Loan Agreement”). This Agreement defines certain capitalized terms throughout the body of this Agreement, and certain of such capitalized terms are used prior to being defined; capitalized terms used which are not defined herein have the meanings specified therefor in the Loan Agreement.

The Borrower has requested that the Lender agree to temporarily increase the Lender’s Warehousing Commitment Amount, and the Lender has agreed to such request, on and subject to the terms and conditions set forth in this Agreement.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Credit Agent and the Lender agree as follows:

1. Temporary Increase in Warehousing Commitment Amount.

(a) Subject to the terms and conditions of this Agreement and applicable provisions of the Loan Agreement, for the period (the “Temporary Commitment Increase Period”) commencing on, and including, the Temporary Commitment Increase Period Commencement Date to, and including, subject to the payment required pursuant to Section 1(c) of this Agreement, the Temporary Commitment Increase Termination Date, the Lender’s Warehousing Commitment Amount, and, accordingly, the Warehousing Credit Limit, shall be temporarily increased by $300,000,000.00 (so that, during the Temporary Commitment Increase Period, the Lender’s Warehousing Commitment Amount and the Warehousing Credit Limit will be $725,000,000.00) (referred to herein as, the “Temporary Warehousing Commitment Increase”). On the Temporary Commitment Increase Termination Date, automatically, without notice or demand, the Warehousing Credit Limit and the Lender’s Warehousing Commitment Amount shall be restored to $425,000,000.00.

(b) Other than to reflect the temporary increase in the Lender’s Warehousing Commitment Amount and in the Warehousing Credit Limit and except as expressly set forth in this Section 1, no provisions of the Loan Agreement applicable to Warehousing Advances or the Warehousing Commitment shall be affected, including, without limitation, as to the conditions for making Warehousing Advances, the accrual and payment of interest, and the payment and repayment of the principal amount of Warehousing Advances.

(c) By 4:00 p.m. (Boston, Massachusetts time) on the Temporary Commitment Increase Termination Date, the Borrower shall, without notice or demand, make a principal payment to the Credit Agent (with accrued and unpaid interest thereon), for the account of the Lender, in an amount as shall be necessary — together with any other prepayments of the Loan made on such date — to reduce the outstanding principal amount of the Loan to an amount that shall not then exceed the maximum principal balance of the Loan then permitted to be outstanding under the Loan Agreement, after giving effect to the expiration of the Temporary Commitment Increase Period and the resulting reduction in the Lender’s Warehousing Commitment Amount and in the Warehousing Credit Limit. The failure of the Borrower to comply with the foregoing provision shall constitute an immediate Event of Default without notice or demand by the Credit Agent or the Lender.

(d) To evidence the Temporary Warehousing Commitment Increase, the Borrower shall execute and deliver to the Lender a promissory note payable to the order of the Lender in the stated principal amount of $300,000,000.00, to be dated with an effective date of the Temporary Commitment Increase Period Commencement Date (the “Temporary Commitment Increase Note”).

(e) As used herein:

(i) The term “Temporary Commitment Increase Maturity Date” means 4:00 p.m. (Boston, Massachusetts time) on January 30, 2015.

(ii) The term “Temporary Commitment Increase Period Commencement Date” means December 23, 2014.

(iii) The term “Temporary Commitment Increase Termination Date” means the earliest to occur of (A) the Temporary Commitment Increase Maturity Date, (B) an Event of Default, and (C) the termination of the Warehousing Commitment.

2. Acknowledgments. The Borrower acknowledges, confirms and agrees that:

(a) This Agreement, the Fee Letter and the Temporary Commitment Increase Note are Loan Documents.

(b) All references in any Loan Document to the Borrower’s obligations to the Credit Agent and the Lenders shall include the Obligations as affected by this Agreement and the Temporary Commitment Increase Note.

(c) Except as provided herein, the terms and conditions of the Loan Agreement and the other Loan Documents remain in full force and effect, and the Borrower hereby ratifies, confirms and reaffirms all and singular of the terms and conditions of the Loan Agreement and the other Loan Documents.

(d) The Borrower does not have any offsets, defenses, claims, counterclaims or causes of action of any kind or nature against the Credit Agent or any Lender with respect to any of its liabilities and obligations to the Credit Agent or any Lender, and, in any event, the Borrower specifically waives, releases, and forever relinquishes all claims, demands, obligations, liabilities, and causes of action of whatever kind or nature, whether known or unknown, at law or in equity, which it has or may have, from the beginning of the world to both the date hereof and the Effective Date, against the Credit Agent, or any Lender or their respective current or former Affiliates, officers, directors, employees, agents, attorneys, independent contractors, and predecessors, together with their successors and assigns, directly or indirectly arising out of or based upon any matter related to the Loan, the Obligations, the Loan Agreement, any other Loan Documents, or the administration thereof.

(e) The Borrower shall promptly pay upon receipt of an invoice or statement therefor the reasonable attorneys’ fees and expenses and disbursements incurred by the Credit Agent and the Lender in connection with this Agreement and any prior matters involving the Loan.

3. Representations and Warranties. The Borrower hereby represents and warrants to the Credit Agent and the Lenders as follows:

(a) No Default or Event of Default exists as of the date hereof, nor will a Default or Event of Default exist as of the Effective Date.

(b) The representations and warranties made by the Borrower in the Loan Agreement and the other Loan Documents are true and correct as of the date hereof, and will be true and correct as of the Effective Date, except as to (i) matters which speak to a specific date, and (ii) changes in the ordinary course to the extent permitted and contemplated by the Loan Agreement.

(c) The Borrower has the power and authority and legal right to execute, deliver and perform this Agreement, the Fee Letter, the Temporary Commitment Increase Note, and any other documents to be executed and delivered by the Borrower in connection with this Agreement (this Agreement, the Fee Letter, the Temporary Commitment Increase Note, and such other documents, collectively, the “Temporary Commitment Increase Documents”), has taken all necessary action to authorize the execution, delivery, and performance of the Temporary Commitment Increase Documents, and the person executing and delivering on behalf of the Borrower this Agreement is, and the other Temporary Commitment Increase Documents will be, duly authorized to do so.

(d) This Agreement has been, and the other Temporary Commitment Increase Documents will be, duly executed and delivered by the Borrower, and this Agreement constitutes, and each other Temporary Commitment Increase Documents will constitute, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

4. Conditions Precedent. This Agreement shall be effective only upon the satisfaction by the Borrower of, or written waiver by the Credit Agent in its sole discretion of, the following conditions and any other conditions set forth in this Agreement, by no later than 2:00 p.m. (Boston, Massachusetts time) on the date of this Agreement (with the time and date, if at all, on which such conditions have been satisfied or waived in writing being referred to herein as, the “Effective Date”), failing which this Agreement shall be null and void at the option of the Credit Agent:

(a) The Borrower shall have delivered to the Credit Agent the following:

(i) This Agreement, duly executed and delivered by the parties hereto.

(ii) The Temporary Commitment Increase Note, duly executed and delivered to the Lender by the Borrower.

(iii) A fee letter (the “Fee Letter”) setting forth certain fees to be paid by the Borrower, duly executed by the Borrower.

(iv) A certificate of the secretary of the Borrower as to (A) the Borrower’s organizational documents (or that there have been no changes to them since November 3, 2014), (B) all necessary consents, approvals, resolutions and the like with respect to the authorization of the Borrower to enter into, execute and deliver, and perform its obligations under the Temporary Commitment Increase Documents, and (C) the incumbency and authority of the individual executing the Temporary Commitment Increase Documents in the name of and on behalf of the Borrower.

(v) An opinion of counsel to the Borrower in form and substance satisfactory to the Credit Agent.

(vi) Such other documents as the Credit Agent or any Lender reasonably may require, duly executed and delivered.

(b) All actions on the part of the Borrower necessary for the valid execution, delivery and performance by the Borrower of the Temporary Commitment Increase Documents shall have been duly and effectively taken.

(c) No Default or Event of Default shall have occurred and be continuing.

(d) The representations and warranties of the Borrower contained in this Agreement or in any other Temporary Commitment Increase Document (i) shall have been true and correct in all material respects on the date that such representations and warranties were made (except for those which expressly relate to an earlier date, which shall be true and correct as of such earlier date), and (ii) shall be true and correct in all material respects on the Effective Date as if made on and as of such date (except for those which expressly relate to an earlier date, which shall be true and correct as of such earlier date).

(e) The Borrower shall have paid to the Credit Agent all fees due on or before the Effective Date pursuant to the Fee Letter.

5. Miscellaneous.

(a) This Agreement shall be governed in accordance with the internal laws of the Commonwealth of Massachusetts (without regard to conflict of laws principles) as an instrument under seal.

(b) This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. Signatures transmitted electronically (including by fax or e-mail) shall have the same legal effect as originals, but each party nevertheless shall deliver originally signed counterparts of this Agreement to each other party, upon request.

(c) This Agreement, together with the other Temporary Commitment Increase Documents and applicable provisions of the Loan Documents, constitutes the complete agreement among the Borrower, the Credit Agent, and the Lender with respect to the subject matter thereof and supersedes all prior agreements and understanding relating to the subject matter of this Agreement, and may not be modified, altered, or amended except in accordance with the Loan Agreement.

(d) Time is of the essence with respect to all aspects this Agreement.

(e) This Agreement is confidential, is not to be disclosed by the Borrower or any affiliate thereof to any person other than the Borrower’s accountants, investors, attorneys, other advisors and individuals as may be necessary in connection with Warehousing Advances, and then only on a confidential basis or as required by law.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument as of the date first above written.

WALKER & DUNLOP, LLC

By	/s/ Stephen P. Theobald
Name:	Stephen P. Theobald
Title:	Executive Vice President, Chief Financial Officer & Treasurer

BANK OF AMERICA, N.A., as Credit Agent and Lender

By	/s/ David H. Craig
Name:	David H. Craig
Title:	Senior Vice President

Signature page to Temporary Commitment Increase Agreement